Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full Year 2021; Sets Full Year 2022 and Medium-Term Outlooks

  Moody's Corporation 4Q 2021 revenue of $1.5 billion, up 19% from 4Q 2020; FY 2021 revenue of $6.2 billion, up 16% from FY 2020
  4Q 2021 diluted EPS of $2.28, up 37% from 4Q 2020 and adjusted diluted EPS1 of $2.33, up 22%; FY 2021 diluted EPS of $11.78, up 25% from FY 2020 and adjusted diluted EPS1 of $12.29, up 21%
  Projected FY 2022 diluted EPS of $11.50 to $12.00 and adjusted diluted EPS1 of $12.40 to $12.90
  Introducing new medium-term guidance2, including for revenue to grow by at least 10% on an average annualized basis

NEW YORK--(BUSINESS WIRE)--February 10, 2022--Moody's Corporation (NYSE: MCO) today announced results for the fourth quarter and full year 2021, provided its outlook for full year 2022 and introduced new medium-term guidance2.

“Moody’s achieved record revenue in 2021 with Moody’s Investors Service and Moody’s Analytics both delivering mid-teens percent growth,” said Rob Fauber, President and Chief Executive Officer of Moody’s. “Throughout the year, we strategically invested in our business to help our customers make better decisions around a wider range of risks. These investments position us to further expand our suite of offerings and to create long-term, sustainable value for all our stakeholders. For 2022, that translates to forecasted revenue growth in the high-single-digit percent range and adjusted diluted EPS in the range of $12.40 to $12.90. As we scale our integrated risk assessment offerings, we’re also pleased to introduce new medium-term guidance, including our expectation for Moody’s revenue to grow by at least 10% on an average annualized basis and adjusted operating margin to be in the low-50s percent range.”

FOURTH QUARTER REVENUE UP 19%

Moody's Corporation reported revenue of $1.5 billion for the three months ended December 31, 2021, up 19% from the prior-year period. Foreign currency translation unfavorably impacted Moody's revenue by 1%.

Moody's Investors Service (MIS) Fourth Quarter Revenue Up 19%

Revenue for MIS in the fourth quarter of 2021 was $871 million, up 19% from the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 1%.

Corporate finance revenue was $444 million, up 20%, largely driven by robust U.S. and EMEA leveraged loan activity as issuers continued to refinance existing debt and fund M&A transactions. Investment grade issuance further supported growth, which was partially offset by a decline in high yield bond supply.

Financial institutions revenue was $137 million, up 6%, primarily due to issuers continuing to take advantage of the attractive rate and spread environment, and bolstered by acquisition financing.

Public, project and infrastructure finance revenue was $118 million, down 2%. This was the result of increased non-U.S. infrastructure finance activity, offset by lower U.S. public finance and EMEA sub-sovereign supply as issuers’ financing needs had been largely addressed in prior quarters.

Structured finance revenue was $161 million, up 66%. Investors’ search for yield and sustained favorable market conditions, including historically tight spreads, drove growth in both new and refinanced collateralized loan obligation deals, as well as commercial and residential mortgage-backed security issuance.

Moody's Analytics (MA) Fourth Quarter Revenue Up 20%

Revenue for MA in the fourth quarter of 2021 was $668 million, up 20% from the prior-year period. Recurring revenue grew 22% and comprised 93% of total MA revenue, up from 91%. Organic MA revenue1 and organic MA recurring revenue1 were up 6% and 8%, respectively. Both organic figures excluded the impact of acquisitions completed in the prior twelve months. Foreign currency translation unfavorably impacted total MA revenue by 1%.

Research, Data and Analytics (RD&A) revenue was $454 million, up 12%. This increase was driven by robust demand for KYC and compliance offerings, as well as data solutions, and was further supported by strong renewal yields for subscription products. Organic RD&A revenue1 was $446 million, up 10%, and excluded revenue from acquisitions completed in the prior twelve months.

Enterprise Risk Solutions (ERS) revenue was $214 million, up 42%. ERS recurring revenue comprised 89% of total ERS revenue, up from 81%. Organic ERS recurring revenue1 grew 1% to $124 million, while organic ERS transaction revenue1 declined 29% to $20 million due to the anticipated shift away from one-time sales. As a result, total organic ERS revenue1, which excluded revenue from acquisitions completed in the prior twelve months, was $144 million, down 5%.

FOURTH QUARTER OPERATING EXPENSES AND OPERATING INCOME

Fourth quarter 2021 operating expenses for Moody's Corporation totaled $1.0 billion, up 21% from the prior-year period. Operational and transaction-related costs associated with recent acquisitions contributed approximately 15 percentage points of growth. The intentional acceleration of investments in several high priority growth markets drove 9 percentage points of the total increase and higher incentive, commission and stock-based compensation accruals contributed 4 percentage points. Savings from ongoing expense efficiency initiatives lowered expense growth by 3 percentage points. Foreign currency translation favorably impacted operating expenses by 1%.

Operating income of $514 million was up 16% and adjusted operating income1 of $589 million was up 11%, and excluded depreciation and amortization, as well as the prior-year period’s restructuring charges. Foreign currency translation unfavorably impacted operating income and adjusted operating income1 by 2% each. Moody's operating margin was 33.4% and the adjusted operating margin1 was 38.3%. The MIS adjusted operating margin was 53.6% and the MA adjusted operating margin was 14.9%.

Moody’s effective tax rate for the fourth quarter of 2021 was 17.2%, down from 21.5% in the prior-year period. This decrease was primarily due to the recognition of higher U.S. discrete tax benefits in the fourth quarter of 2021 compared to the prior-year period.

FULL YEAR REVENUE UP 16%

Moody’s Corporation reported revenue of $6.2 billion for full year 2021, up 16% from the prior-year period. Foreign currency translation favorably impacted Moody’s revenue by 2%.

MIS revenue totaled $3.8 billion, up 16%. Foreign currency translation favorably impacted MIS revenue by 1%.

MA revenue totaled $2.4 billion, up 16%. Organic MA revenue1 and organic MA recurring revenue1 were up 9% and 12%, respectively. Both organic figures excluded the impact of acquisitions completed in the prior twelve months. Foreign currency translation favorably impacted MA revenue by 2%.

FULL YEAR OPERATING EXPENSES UP 13%

Full year 2021 operating expenses for Moody’s Corporation totaled $3.4 billion, up 13% compared to the prior-year period, driven by strategic investments that enhance and broaden Moody’s capabilities to support future growth. Approximately 5 and 7 percentage points of this increase were mainly attributable to organic investments in product development and infrastructure, as well as operational and transaction-related costs associated with recent acquisitions, respectively. Ongoing expense efficiency initiatives reduced expenses by 4 percentage points, offsetting the 4 percentage points of expense growth from higher incentive, commission and stock-based compensation accruals. Foreign currency translation unfavorably impacted operating expenses by 1%.

Operating income of $2.8 billion was up 19% and adjusted operating income1 of $3.1 billion was up 16%. Foreign currency translation favorably impacted Moody’s operating income and adjusted operating income1 by 2% each. Moody’s operating margin was 45.7% and the adjusted operating margin1 was 49.9%. The MIS adjusted operating margin was 62.2% and the MA adjusted operating margin was 26.0%.

The effective tax rate for full year 2021 was 19.6%, down from 20.3% in the prior-year period. This decrease was primarily due to tax benefits resulting from the resolution of uncertain tax positions, as well as higher U.S. discrete tax benefits in 2021 compared to the prior-year period.

Diluted EPS of $11.78 increased 25% and adjusted diluted EPS1 of $12.29 grew 21%. Both full year diluted EPS and adjusted diluted EPS1 included a $0.17 per share tax benefit related to employee share-based compensation, compared to a $0.31 per share tax benefit in full year 2020.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Stockholders

During the fourth quarter of 2021, Moody's repurchased approximately 0.3 million shares at a total cost of $122 million, or an average cost of $389.78 per share, and issued 0.1 million shares as part of its employee stock-based compensation programs. Moody's returned $116 million to its stockholders via dividend payments during the fourth quarter of 2021.

For full year 2021, Moody’s repurchased 2.2 million shares at a total cost of $750 million, or an average cost of $336.58 per share, and issued net 0.8 million shares as part of its employee stock-based compensation programs. The net amount includes shares withheld for employee payroll taxes.

Moody’s returned $463 million to its stockholders via dividend payments during 2021. On February 7, 2022, the Board of Directors declared a regular quarterly dividend of $0.70 per share of MCO Common Stock, a 13% increase from the prior quarterly dividend of $0.62 per share. The dividend will be payable on March 18, 2022 to stockholders of record at the close of business on February 25, 2022.

In addition, Moody’s is announcing a $500 million accelerated share repurchase program expected to be completed in the first half of 2022.

Outstanding shares as of December 31, 2021 totaled 185.6 million, down 1% from December 31, 2020. As of December 31, 2021, Moody's had approximately $1.1 billion of share repurchase authority remaining. On February 7, 2022, the Board of Directors approved an additional $750 million of share repurchase authority for a total of approximately $1.7 billion remaining as of February 10, 2022.

Sources of Capital and Cash Flow Generation

At year-end, Moody's had $7.4 billion of outstanding debt and an undrawn $1.25 billion revolving credit facility. Total cash, cash equivalents and short-term investments at year-end were $1.9 billion, down from $2.7 billion on December 31, 2020.

Cash flow from operations for full year 2021 was $2.0 billion and free cash flow1 was $1.9 billion.

ASSUMPTIONS AND OUTLOOK

Moody’s outlook for full year 2022 reflects assumptions about numerous factors that could affect its business, and is based on currently available information reviewed by management through and as of today’s date. These assumptions include, but are not limited to, the effects of interest rates, inflation, foreign currency exchange rates, capital markets’ liquidity and activity in different sectors of the debt markets, as well as the impact of COVID-19, including the responses to the pandemic by governments, regulators, businesses and individuals. This outlook also reflects assumptions about general economic conditions and GDP growth in the U.S. and Euro area, as well as the Company’s own operations, personnel and opportunistic M&A activity.

The outlook for full year 2022, as of February 10, 2022, incorporates various specific full year macroeconomic assumptions, including: (a) 2022 U.S. and Euro area GDPs to each expand by approximately 3.5% - 4.5%; (b) global benchmark rates to increase from historic lows; (c) U.S. high yield interest rate spreads to widen, moving slightly above the historical average of approximately 500 bps; (d) inflation rates to remain above central bank targets in many countries; (e) U.S. unemployment to fall to approximately 3.5%; and (f) the global high yield default rate to initially decline before gradually rising to approximately 2.4%.

Moody's ratings revenue guidance assumes that MIS's full year 2022 global rated issuance will decrease in the low-single-digit percent range.

While the duration and severity of the COVID-19 pandemic are unknown, Moody’s outlook assumes that the Company continues to not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19, or other situations or developments, could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook.

These assumptions are subject to uncertainty, and actual full year 2022 results could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.35 to £1 and for the euro (€) of $1.14 to €1.

Full year 2022 guidance assumes share repurchases of at least $1.5 billion, subject to available cash, market conditions, M&A opportunities and other ongoing capital allocation decisions.

Full year 2022 diluted EPS is projected to be $11.50 to $12.00. The Company expects full year 2022 adjusted diluted EPS1 to be $12.40 to $12.90.

A full summary of Moody's full year 2022 guidance as of February 10, 2022, is included in Table 12 - 2022 Outlook at the end of this press release.

CONFERENCE CALL

Moody's will hold a conference call to discuss fourth quarter and full year 2021 results, as well as its full year 2022 and medium-term outlooks on February 10, 2022, at 11:30 a.m. Eastern Time ("ET"). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial in to the call by 11:20 a.m. ET. The passcode for the call is 3147599.

The teleconference will also be webcast with an accompanying slide presentation, which can be accessed through Moody's Investor Relations website, ir.moodys.com within "Events & Presentations". The webcast will be available until 3:30 p.m. ET on March 11, 2022.

A replay of the teleconference will be available from 3:30 p.m. ET, February 10, 2022 until 3:30 p.m. ET, March 11, 2022. The replay can be accessed from within the U.S. and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 3147599.

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ABOUT MOODY'S CORPORATION

Moody’s (NYSE: MCO) is a global integrated risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With over 13,000 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this document are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements in this document are made as of the date hereof, and Moody’s disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Moody’s is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to the impact of COVID-19 on volatility in the U.S. and world financial markets, on general economic conditions and GDP in the U.S. and worldwide, and on Moody’s own operations and personnel; future worldwide credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates, inflation and other volatility in the financial markets such as that due to Brexit and uncertainty as companies transition away from LIBOR; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs, tax agreements and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which Moody’s may be subject from time to time; provisions in U.S. legislation modifying the pleading standards and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of Moody’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if Moody’s fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which Moody’s operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of Moody’s to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. Other factors, risks and uncertainties relating to our acquisition of RMS could cause our actual results to differ, perhaps materially, from those indicated by these forward-looking statements, including risks relating to the integration of RMS’s operations, products and employees into Moody’s and the possibility that anticipated synergies and other benefits of the acquisition will not be realized in the amounts anticipated or will not be realized within the expected timeframe; risks that the acquisition could have an adverse effect on the business of RMS or its prospects, including, without limitation, on relationships with vendors, suppliers or customers; claims made, from time to time, by vendors, suppliers or customers; changes in the U.S., Europe (primarily the U.K.), Japan, India or global marketplaces that have an adverse effect on the business of RMS. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are currently, or in the future could be, amplified by the COVID-19 outbreak, and are described in greater detail under “Risk Factors” in Part I, Item 1A of Moody’s annual report on Form 10-K for the year ended December 31, 2020, and in other filings made by Moody’s from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on Moody’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for Moody’s to predict new factors, nor can Moody’s assess the potential effect of any new factors on it.

[1] Refer to the tables at the end of this press release for reconciliations of adjusted and organic measures to U.S. GAAP.
[2] Refer to the Fourth Quarter and Full Year 2021 Earnings Call presentation available on our Investor Relations website for details and assumptions with respect to medium-term guidance.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions, except per share amounts	2021	2020	2021	2020

Revenue	$1,539	$1,290	$6,218	$5,371

Expenses:
Operating	485	409	1,637	1,475
Selling, general and administrative	465	350	1,480	1,229
Depreciation and amortization	77	57	257	220
Restructuring	(2)	30	—	50
Loss pursuant to the divestiture of MAKS	—	—	—	9
Total expenses	1,025	846	3,374	2,983

Operating income	514	444	2,844	2,388
Non-operating (expense) income, net
Interest expense, net	(62)	(52)	(171)	(205)
Other non-operating income (expense), net	64	8	82	46
Total non-operating income (expense), net	2	(44)	(89)	(159)
Income before provision for income taxes	516	400	2,755	2,229
Provision for income taxes	89	86	541	452
Net income	427	314	2,214	1,777
Less: net income (loss) attributable to noncontrolling interests	—	—	—	(1)
Net income attributable to Moody's Corporation	$427	$314	$2,214	$1,778

Earnings per share attributable to Moody's common shareholders
Basic	$2.30	$1.67	$11.88	$9.48
Diluted	$2.28	$1.66	$11.78	$9.39

Weighted average number of shares outstanding
Basic	185.8	187.6	186.4	187.6
Diluted	187.4	189.2	187.9	189.3

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions	2021	2020	2021	2020

Moody's Investors Service
Corporate Finance	$444	$371	$2,087	$1,857
Financial Institutions	137	129	602	530
Public, Project and Infrastructure Finance	118	121	521	496
Structured Finance	161	97	560	362
MIS Other	11	17	42	47
Intersegment revenue	41	38	165	148
Sub-total MIS	912	773	3,977	3,440
Eliminations	(41)	(38)	(165)	(148)
Total MIS revenue - external	871	735	3,812	3,292

Moody's Analytics
Research, Data and Analytics	454	404	1,745	1,514
Enterprise Risk Solutions	214	151	661	565
Intersegment revenue	1	2	7	7
Sub-total MA	669	557	2,413	2,086
Eliminations	(1)	(2)	(7)	(7)
Total MA revenue - external	668	555	2,406	2,079

Total Moody's Corporation revenue	$1,539	$1,290	$6,218	$5,371

Moody's Corporation revenue by geographic area
United States	$859	$675	$3,416	$2,955
Non-U.S.	680	615	2,802	2,416

	$1,539	$1,290	$6,218	$5,371

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

Amounts in millions	December 31, 2021	December 31, 2020

Cash and cash equivalents	$1,811	$2,597
Short-term investments	91	99
Total current assets	4,011	4,509
Operating lease right-of-use assets	438	393
Non-current assets	10,669	7,900
Total assets	14,680	12,409
Total current liabilities	2,496	2,222
Total debt	7,413	6,422
Total operating lease liabilities (1)	560	521
Other long-term liabilities	1,400	1,575
Total shareholders' equity	2,916	1,763

Total liabilities and shareholders' equity	14,680	12,409

Actual number of shares outstanding	185.6	187.1
(1) The December 31, 2021 and December 31, 2020 amounts include $105 million and $94 million of current operating lease liabilities, respectively.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	December 31, 2021
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.875% 2013 Senior Notes, due 2024	$500	$—	$(1)	$(1)	$498
5.25% 2014 Senior Notes, due 2044	600	(7)	3	(5)	591
1.75% 2015 Senior Notes, due 2027	568	—	—	(2)	566
2.625% 2017 Senior Notes, due 2023	500	5	—	(1)	504
3.25% 2017 Senior Notes, due 2028	500	8	(3)	(2)	503
4.25% 2018 Senior Notes, due 2029	400	—	(2)	(2)	396
4.875% 2018 Senior Notes, due 2048	400	(7)	(6)	(4)	383
0.950% 2019 Senior Notes, due 2030	853	—	(2)	(5)	846
3.75% 2020 Senior Notes, due 2025	700	(9)	(1)	(4)	686
3.25% 2020 Senior Notes, due 2050	300	—	(4)	(3)	293
2.55% 2020 Senior Notes, due 2060	500	—	(4)	(5)	491
2.00% 2021 Senior Note, due 2031	600	—	(8)	(5)	587
2.75% 2021 Senior Note, due 2041	600	—	(13)	(6)	581
3.10% 2021 Senior Note, due 2061	500	—	(7)	(5)	488
Total long-term debt	$7,521	$(10)	$(48)	$(50)	$7,413

	December 31, 2020
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$14	$(1)	$(1)	$512
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(1)	498
5.25% 2014 Senior Notes, due 2044	600	—	3	(5)	598
1.75% 2015 Senior Notes, due 2027	612	—	—	(2)	610
2.625% 2017 Senior Notes, due 2023	500	12	—	(2)	510
3.25% 2017 Senior Notes, due 2028	500	31	(4)	(3)	524
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(6)	(4)	390
0.950% 2019 Senior Notes, due 2030	918	—	(3)	(6)	909
3.75% 2020 Senior Note, due 2025	700	(1)	(1)	(5)	693
3.25% 2020 Senior Note, due 2050	300	—	(4)	(3)	293
2.55% 2020 Senior Note, due 2060	500	—	(4)	(5)	491
Total long-term debt	$6,430	$56	$(24)	$(40)	$6,422

(1) The fair value of interest rate swaps in the table above represents the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Amounts in millions

Interest:
Expense on borrowings	$(56)	$(42)	$(185)	$(163)
UTPs and other tax related liabilities (1)	(4)	(7)	21	(34)
Net periodic pension costs - interest component	(4)	(5)	(16)	(19)
Income	2	2	9	11
Total interest expense, net	$(62)	$(52)	$(171)	$(205)
Other non-operating income (expense), net:
FX gain/(loss)	$1	$(5)	$(1)	$2
Purchase price hedge loss (2)	—	—	(13)	—
Net periodic pension costs - other components (3)	4	3	9	13
Income from investments in non-consolidated affiliates (4)	45	2	60	6
Other	14	8	27	25
Other non-operating income (expense), net	64	8	82	46
Total non-operating (expense) income, net	$2	$(44)	$(89)	$(159)

(1) The amount for the year ended December 31, 2021 includes a $45 million benefit relating to the reversal of tax-related interest accruals pursuant to the resolution of tax matters.

(2) The amount for the year ended December 31, 2021 reflects a loss on a forward contract to hedge a portion of the RMS British pound-denominated purchase price.

(3) The amount for the year ended December 31, 2021 includes an $8 million loss related to a settlement of pension obligations.

(4) The amounts for the quarter and year ended December 31, 2021 include a $36 million non-cash gain relating to the exchange of Moody’s minority investment in VisibleRisk for shares of BitSight, a cybersecurity ratings company.

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) depreciation and amortization; ii) restructuring; and iii) a loss pursuant to the divestiture of MAKS.

	Three Months Ended December 31,
	2021				2020
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$912	$669	$(42)	$1,539	$773	$557	$(40)	$1,290
Operating, SG&A	423	569	(42)	950	400	399	(40)	759
Adjusted Operating Income	$489	$100	$—	$589	$373	$158	$—	$531
Adjusted Operating Margin	53.6%	14.9%		38.3%	48.3%	28.4%		41.2%

Depreciation and amortization	19	58	—	77	18	39	—	57
Restructuring	(1)	(1)	—	(2)	7	23	—	30
Operating income				$514				$444
Operating margin				33.4%				34.4%

	Year Ended December 31,
	2021				2020
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$3,977	$2,413	$(172)	$6,218	$3,440	$2,086	$(155)	$5,371
Operating, SG&A	1,503	1,786	(172)	3,117	1,387	1,472	(155)	2,704
Adjusted Operating Income	$2,474	$627	$—	$3,101	$2,053	$614	$—	$2,667
Adjusted Operating Margin	62.2%	26.0%		49.9%	59.7%	29.4%		49.7%

Depreciation and amortization	72	185	—	257	70	150	—	220
Restructuring	(1)	1	—	—	19	31	—	50
Loss pursuant to the divestiture of MAKS	—	—	—	—	—	9	—	9
Operating income				$2,844				$2,388
Operating margin				45.7%				44.5%

Table 7 - Transaction and Recurring Revenue (Unaudited)

The tables below summarize the split between transaction and recurring revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance and other one-time fees, while recurring revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and recurring revenue represents subscription-based revenue. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Recurring revenue in MA represents subscription-based revenue and software maintenance revenue.

	Three Months Ended December 31,
Amounts in millions	2021			2020
	Transaction	Recurring	Total	Transaction	Recurring	Total
Corporate Finance	$320	$124	$444	$259	$112	$371
	72%	28%	100%	70%	30%	100%
Financial Institutions	$68	$69	$137	$62	$67	$129
	50%	50%	100%	48%	52%	100%
Public, Project and Infrastructure Finance	$78	$40	$118	$80	$41	$121
	66%	34%	100%	66%	34%	100%
Structured Finance	$111	$50	$161	$49	$48	$97
	69%	31%	100%	51%	49%	100%
MIS Other	$1	$10	$11	$1	$16	$17
	9%	91%	100%	6%	94%	100%
Total MIS	$578	$293	$871	$451	$284	$735
	66%	34%	100%	61%	39%	100%
Research, Data and Analytics	$27	$427	$454	$21	$383	$404
	6%	94%	100%	5%	95%	100%
Enterprise Risk Solutions	$23	$191	$214	$28	$123	$151
	11%	89%	100%	19%	81%	100%
Total MA	$50	$618	$668	$49	$506	$555
	7%	93%	100%	9%	91%	100%
Total Moody's Corporation	$628	$911	$1,539	$500	$790	$1,290
	41%	59%	100%	39%	61%	100%

Table 7 - Transaction and Recurring Revenue (Unaudited) Continued

	Year Ended December 31,
Amounts in millions	2021			2020
	Transaction	Recurring	Total	Transaction	Recurring	Total
Corporate Finance	$1,600	$487	$2,087	$1,401	$456	$1,857
	77%	23%	100%	75%	25%	100%
Financial Institutions	$320	$282	$602	$265	$265	$530
	53%	47%	100%	50%	50%	100%
Public, Project and Infrastructure Finance	$354	$167	$521	$337	$159	$496
	68%	32%	100%	68%	32%	100%
Structured Finance	$362	$198	$560	$175	$187	$362
	65%	35%	100%	48%	52%	100%
MIS Other	$4	$38	$42	$4	$43	$47
	10%	90%	100%	9%	91%	100%
Total MIS	$2,640	$1,172	$3,812	$2,182	$1,110	$3,292
	69%	31%	100%	66%	34%	100%
Research, Data and Analytics	$91	$1,654	$1,745	$80	$1,434	$1,514
	5%	95%	100%	5%	95%	100%
Enterprise Risk Solutions	$79	$582	$661	$117	$448	$565
	12%	88%	100%	21%	79%	100%
Total MA	$170	$2,236	$2,406	$197	$1,882	$2,079
	7%	93%	100%	9%	91%	100%
Total Moody's Corporation	$2,810	$3,408	$6,218	$2,379	$2,992	$5,371
	45%	55%	100%	44%	56%	100%

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on Moody’s operating performance. Adjusted Operating Income excludes the impact of: i) depreciation and amortization; ii) restructuring; and iii) a loss pursuant to the divestiture of MAKS. Depreciation and amortization are excluded because companies utilize productive assets of different estimated useful lives and use different methods of acquiring and depreciating productive assets. Restructuring charges and the loss pursuant to the divestiture of MAKS are excluded as the frequency and magnitude of these items may vary widely across periods and companies.

Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions	2021	2020	2021	2020
Operating income	$514	$444	$2,844	$2,388
Depreciation and amortization	77	57	257	220
Restructuring	(2)	30	—	50
Loss pursuant to the divestiture of MAKS	—	—	—	9
Adjusted Operating Income	$589	$531	$3,101	$2,667
Operating margin	33.4%	34.4%	45.7%	44.5%
Adjusted Operating Margin	38.3%	41.2%	49.9%	49.7%
Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Year Ended December 31,
Amounts in millions	2021	2020
Net cash provided by operating activities	$2,005	$2,146
Capital additions	(139)	(103)
Free Cash Flow	$1,866	$2,043
Net cash used in investing activities	$(2,619)	$(1,077)
Net cash used in financing activities	$(122)	$(351)

Table 10 - Organic Revenue and Growth Measures (Unaudited)

The Company presents the organic revenue and organic revenue growth (including organic recurring revenue and organic transaction revenue, as well as organic recurring revenue growth and organic transaction revenue growth for the MA segment) because management deems these metrics to be useful measures to provide additional perspective in assessing revenue growth excluding the inorganic revenue impacts from certain acquisition activity. The following table details the period of operations excluded from each acquisition to determine organic revenue and organic growth rates.

Period excluded to determine organic revenue and organic growth rates
Acquisition	Acquisition Date	Q4	Full-Year
Regulatory DataCorp	February 13, 2020	-	January 1, 2021 - February 12, 2021
Acquire Media	October 21, 2020	October 1, 2021 - October 20, 2021	January 1, 2021 - October 20, 2021
ZM Financial Systems	December 7, 2020	October 1, 2021 - December 6, 2021	January 1, 2021 - December 6, 2021
Catylist	December 30, 2020	October 1, 2021 - December 29, 2021	January 1, 2021 - December 29, 2021
Cortera	March 19, 2021	October 1, 2021 - December 31, 2021	March 19, 2021 - December 31, 2021
RMS	September 15, 2021	October 1, 2021 - December 31, 2021	September 15, 2021 - December 31, 2021
RealXData	September 17, 2021	October 1, 2021 - December 31, 2021	September 17, 2021 - December 31, 2021

Below is a reconciliation of MA's reported revenue and growth rates to its organic revenue and organic growth rates:

	Three Months Ended December 31,				Year Ended December 31,
Amounts in millions	2021	2020	Change	Growth	2021	2020	Change	Growth
MA revenue	$668	$555	$113	20%	$2,406	$2,079	$327	16%
Inorganic revenue from acquisitions	(78)	—	(78)		(136)	—	(136)
Organic MA revenue	$590	$555	$35	6%	$2,270	$2,079	$191	9%

RD&A revenue	$454	$404	$50	12%
Inorganic revenue from acquisitions	(8)	—	(8)
Organic RD&A revenue	$446	$404	$42	10%

ERS revenue	$214	$151	$63	42%
Inorganic revenue from acquisitions	(70)	—	(70)
Organic ERS revenue	$144	$151	$(7)	(5)%

ERS recurring revenue	$191	$123	$68	55%
Inorganic recurring revenue from acquisitions	(67)	—	(67)
Organic ERS recurring revenue	$124	$123	$1	1%

ERS transaction revenue	$23	$28	$(5)	(18)%
Inorganic transaction revenue from acquisitions	(3)	—	(3)
Organic ERS transaction revenue	$20	$28	$(8)	(29)%

	Three Months Ended December 31,				Year Ended December 31,
Amounts in millions	2021	2020	Change	Growth	2021	2020	Change	Growth
MA recurring revenue	$618	$506	$112	22%	$2,236	$1,882	$354	19%
Inorganic recurring revenue from acquisitions	(74)	—	(74)		(130)	—	(130)
Organic MA recurring revenue	$544	$506	$38	8%	$2,106	$1,882	$224	12%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on Moody’s operating performance. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) amortization of acquired intangible assets; ii) restructuring charges; iii) a loss pursuant to the divestiture of MAKS; and iv) a non-cash gain relating to the Company’s minority investment in BitSight.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different estimated useful lives and have different methods of acquiring and amortizing intangible assets. These intangible assets were recorded as part of acquisition accounting and contribute to revenue generation. The amortization of intangible assets related to acquisitions will recur in future periods until such intangible assets have been fully amortized. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Restructuring charges, loss pursuant to the divestiture of MAKS and the non-cash gain relating to the minority investment in BitSight are excluded as the frequency and magnitude of these items may vary widely across periods and companies.

The Company excludes the aforementioned items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended December 31,				Year Ended December 31,
Amounts in millions	2021		2020		2021		2020
Net income attributable to Moody's common shareholders		$427		$314		$2,214		$1,778
Pre-tax Acquisition-Related Intangible Amortization Expenses	$50		$34		$158		$124
Tax on Acquisition-Related Intangible Amortization Expenses	(12)		(8)		(36)		(28)
Net Acquisition-Related Intangible Amortization Expenses		38		26		122		96
Pre-tax restructuring	$(2)		$30		$—		$50
Tax on restructuring	—		(8)		—		(12)
Net restructuring		(2)		22		—		38
Loss pursuant to the divestiture of MAKS		—		—		—		9
Pre-Tax non-cash gain relating to minority investment in BitSight	$(36)		$—		$(36)		$—
Tax on non-cash gain relating to minority investment in BitSight	9		—		9		—
Net non-cash gain relating to minority investment in BitSight		(27)		—		(27)		—
Adjusted Net Income		$436		$362		$2,309		$1,921

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
Diluted earnings per share attributable to Moody's common shareholders		$2.28		$1.66		$11.78		$9.39
Pre-tax Acquisition-Related Intangible Amortization Expenses	$0.27		$0.18		$0.84		$0.66
Tax on Acquisition-Related Intangible Amortization Expenses	(0.07)		(0.05)		(0.19)		(0.15)
Net Acquisition-Related Intangible Amortization Expenses		0.20		0.13		0.65		0.51
Pre-tax restructuring	$(0.01)		$0.16		$—		$0.26
Tax on restructuring	—		(0.04)		—		(0.06)
Net restructuring		(0.01)		0.12		—		0.20
Loss pursuant to the divestiture of MAKS		—		—		—		0.05
Pre-Tax non-cash gain relating to minority investment in BitSight	$(0.19)		$—		$(0.19)		$—
Tax on non-cash gain relating to minority investment in BitSight	0.05		—		0.05		—
Net non-cash gain relating to minority investment in BitSight		(0.14)		—		(0.14)		—
Adjusted Diluted EPS		$2.33		$1.91		$12.29		$10.15

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - 2022 Outlook

Moody’s outlook for full year 2022 reflects assumptions about numerous factors that could affect its business, and is based on currently available information reviewed by management through and as of today’s date. These assumptions include, but are not limited to, the effects of interest rates, inflation, foreign currency exchange rates, capital markets’ liquidity and activity in different sectors of the debt markets, as well as the impact of COVID-19, including the responses to the pandemic by governments, regulators, businesses and individuals. The full year 2022 outlook also reflects assumptions about general economic conditions and GDP growth in the U.S. and Euro area, as well as the Company’s own operations, personnel and opportunistic M&A activity. The outlook for full year 2022, as of February 10, 2022, incorporates various specific full year macroeconomic assumptions, including: (a) 2022 U.S. and Euro area GDPs to each expand by approximately 3.5% - 4.5%; (b) global benchmark rates to increase from historic lows; (c) U.S. high yield interest rate spreads to widen, moving slightly above the historical average of approximately 500 bps; (d) inflation rates to remain above central bank targets in many countries; (e) U.S. unemployment to fall to approximately 3.5%; and (f) the global high yield default rate to initially decline before gradually rising to approximately 2.4%. Moody's ratings revenue guidance assumes that MIS's full year 2022 global rated issuance will decrease in the low-single-digit percent range. While the duration and severity of the COVID-19 pandemic are unknown, Moody’s outlook assumes that the Company continues to not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19, or other situations or developments, could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook. These assumptions are subject to uncertainty, and actual full year 2022 results could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.35 to £1 and for the euro (€) of $1.14 to €1.

Moody’s does not provide medium-term operating margin and diluted EPS guidance on a U.S. GAAP basis because the items that the Company excludes to derive adjusted operating margin and adjusted diluted EPS cannot be reasonably predicted or assumed, for example the amount of amortization associated with acquired intangible assets from future M&A activity. Accordingly, the Company does not forecast these items over the medium-term. The occurrence, timing and amount of any of the items excluded from operating income to derive adjusted operating income, adjusted operating margin and adjusted diluted EPS could significantly impact the Company’s medium-term U.S. GAAP results.

Full Year 2022 Moody's Corporation Guidance as of February 10, 2022
MOODY'S CORPORATION
Revenue	Increase in the high-single-digit percent range
Operating expenses	Increase in the low-double-digit percent range
Operating margin	44% to 45%
Adjusted Operating Margin (1)	49% to 50%
Interest expense, net	$200 to $220 million
Effective tax rate	20.5% to 22.5%
Diluted EPS	$11.50 to $12.00
Adjusted Diluted EPS (1)	$12.40 to $12.90
Operating cash flow	$2.45 to $2.65 billion
Free Cash Flow (1)	$2.3 to $2.5 billion
Share repurchases	At least $1.5 billion (subject to available cash, market conditions, M&A opportunities and other ongoing capital allocation decisions)
Moody's Investors Service (MIS)
MIS global revenue	Increase in the low-single-digit percent range
MIS Adjusted Operating Margin	Approximately 62%
Moody's Analytics (MA)
MA global revenue	Increase in the high-teens percent range
MA Adjusted Operating Margin	Approximately 29%
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable U.S. GAAP measure.

Table 12 - 2022 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable U.S. GAAP measure:

Projected for the Year Ended December 31, 2022
Operating margin guidance	44% to 45%
Depreciation and amortization	Approximately 5.0%
Adjusted Operating Margin guidance	49% to 50%

Projected for the Year Ended December 31, 2022
Operating cash flow guidance	$2.45 to $2.65 billion
Less: Capital expenditures	Approximately $150 million
Free Cash Flow guidance	$2.3 to $2.5 billion

Projected for the Year Ended December 31, 2022
Diluted EPS guidance	$11.50 to $12.00
Acquisition-Related Intangible Amortization	Approximately $0.90
Adjusted Diluted EPS guidance	$12.40 to $12.90

Contacts

SHIVANI KAK
Investor Relations
212.553.0298
shivani.kak@moodys.com

MICHAEL ADLER
Corporate Communications
212.553.4667
michael.adler@moodys.com

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